# Spiegel Accountancy Corp.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the offering circular constituting a part of this offering statement on Form 1-A of post qualification amendment of BridgeWell Preferred Income LP our independent auditors' report dated May 10, 2019 related to the financial statements as of and for the years ended December 31, 2018 and 2017 listed in the accompanying index.

Spiegel Accountancy Corp

Spiegel Accountancy Corp
Pleasant Hill, California
December 18, 2019